Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01, of Wilhelmina International, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 26, 2024	STEEL PARTNERS, LTD.

	By:	/s/ Jack L. Howard
Name: Jack L. Howard Title: President

/s/ Maria Reda
MARIA REDA as Attorney-In-Fact for Warren G. Lichtenstein

/s/ Jack L. Howard
JACK L. HOWARD